Exhibit 99.1

Mitel acquires contact center supplier prairieFyre

Deal is expected to expand margins, accelerate growth, and be accretive in the first year

OTTAWA, Ontario – June 17, 2013 – Mitel® (Nasdaq: MITL; TSX: MNW), a leading provider of cloud and premises-based unified communications (UC) software solutions, today completed the acquisition of one of its key suppliers, prairieFyre Software Inc., a privately held global provider of contact center, business analytics, and workforce optimization software and services. The net cash cost to Mitel for the acquisition of prairieFyre is approximately $20 million. The deal is expected to be accretive in the first year. prairieFyre is an original equipment manufacturer (OEM) that has supplied Mitel with its existing contact center solution. The acquisition is expected to further strengthen Mitel’s position in the growing contact center market, estimated at over $3B annually*.

The acquisition coincides with the increasing influence of customer facing contact center applications as a revenue engine for many organizations and a key factor in building and maintaining customer satisfaction and loyalty. Additionally, the acquisition provides Mitel a cornerstone development platform to address increasing demand for cloud-based contact center solutions, and creates strong pull-through opportunities for associated sales of Mitel’s core IP telephony and UC solutions.

“Mitel’s strategy centers on delivering profitable growth to our customers, partners and shareholders. In response to customer demand, many of our IT resellers have started building out specialized contact center practices and are asking for a solution tightly integrated and aligned with Mitel’s product development and roadmaps,” said Richard McBee, president and CEO of Mitel. “We believe the highly integrated nature of our existing OEM relationship with prairieFyre prior to the acquisition makes this a low risk, high reward and compelling opportunity to immediately capitalize on market demand, expand revenue and margins, and positions Mitel for ongoing growth.”

The contact center group will continue to be led by prairieFyre CEO Chris Courneya in his new role as vice president and general manager, Mitel Contact Centers.

“The challenging economic climate during the last few years has dramatically heightened the need for business solutions that drive hard ROI and strengthen customer interaction. Contact centers facilitate and create a natural connection point for customer engagement, sales and support, positioning our applications as critical enablers for customer purchasing decisions,” said Mr. Courneya. “The integration of prairieFyre into Mitel at this point in the market gives both organizations the scale and skills to more effectively meet this demand, and grow our contact center business.”

*	Ovum, Global Contact Center Technology Spending Forecast: 2011–16, November 2011

About Mitel

Mitel® (Nasdaq: MITL; TSX: MNW) is a global provider of unified communications and collaboration (UCC) software, solutions and services that enable organizations to conduct business anywhere, over any medium with the device of their choice. Through a single cloud-ready software stream, Mitel’s Freedom architecture provides customers in over 100 countries the flexibility and simplicity needed to support today’s dynamic work environment. For more information visit www.mitel.com.

Forward Looking Statements

Some of the statements in this press release are forward-looking statements (or forward-looking information) within the meaning of applicable U.S. and Canadian securities laws. These include statements using the words target, outlook, may, will, should, could, estimate, continue, expect, intend, plan, predict, potential, project and anticipate, and similar statements which do not describe the present or provide information about the past. Actual results may differ materially from those presented in forward-looking statements. Material risks that could cause actual results to differ include: Mitel’s ability to achieve or sustain profitability in the future; fluctuations in Mitel’s quarterly and annual revenues and operating results; fluctuations in foreign exchange rates; current and ongoing global economic instability; intense competition; Mitel’s reliance on channel partners for a significant component of its sales; Mitel’s dependence upon a small number of outside contract manufacturers to manufacture its products; Mitel’s ability to successfully implement its restructuring plans; Mitel’s ability to integrate the acquisition of prairieFyre Software Inc. efficiently and effectively; and Mitel’s ability to implement and achieve its business strategies successfully. Additional risks are described under the heading “Risk Factors” in Mitel’s Annual Report on Form 10-K. Mitel has made assumptions regarding, among other things: no unforeseen changes occurring in the competitive landscape that would affect the industry generally or Mitel in particular; a stable or recovering economic environment; no significant event occurring outside the ordinary course of Mitel’s business; Mitel’s ability to successfully implement our restructuring plans; and stable foreign exchange and interest rates. Forward-looking information is intended to help you understand management’s current views of Mitel’s future prospects, and it may not be appropriate for other purposes. Except as required by law, Mitel will not necessarily update forward-looking statements.

Contact Information

Amy MacLeod (media), 613-592-2122 x71245, amy_macleod@mitel.com

Malcolm Brown (industry analysts), 613-592-2122 x71246, malcolm_brown@mitel.com

Cynthia Hiponia (investor relations), 613-592-2122 x71997, investorrelations@mitel.com